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Exhibit 5.2

[LETTERHEAD OF CLEARY, GOTTLIEB, STEEN & HAMILTON]

Writer's Direct Dial: (212) 225-2730

August 12, 2003

Petróleos Mexicanos
Avenida Marina Nacional No. 329
Colonia Huasteca
México, D.F. 11311
México

Re:	Pemex Project Funding Master Trust Petróleos Mexicanos Registration Statement on Form F-4

Ladies and Gentlemen:

        We have acted as your United States counsel in connection with the above-referenced Registration Statement on Form F-4 (the "Registration Statement") filed on the date hereof by Pemex Project Funding Master Trust (the "Issuer"), Petróleos Mexicanos (the "Guarantor"), Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), in connection with the proposed offers to exchange (the "Exchange Offers") up to U.S. $750,000,000 aggregate principal amount of 6.125% Notes due 2008 (the "6.125% New Notes"), U.S. $510,154,000 aggregate principal amount of 8.625% Bonds due 2022 (the "8.625% New Bonds") and U.S. $757,265,000 aggregate principal amount of 7.375% Notes due 2014 (the "7.375% New Notes") that have been registered under the Act for an equal principal amount of the Issuer's outstanding 6.125% Notes due 2008 (the "6.125% Old Notes"), 8.625% Bonds due 2022 (the "8.625% Old Bonds") and 7.375% Notes due 2014 (the "7.375% Old Notes"). The 6.125% New Notes, 8.625% New Bonds and 7.375% New Notes (collectively, the "New Securities") will be issued pursuant to an Indenture dated as of July 31, 2000 (the "Indenture") among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee (the "Trustee"). Pursuant to the Indenture, the Guarantor will unconditionally guarantee (such guaranties, the "Guaranties") all of the Issuer's obligations under the New Securities. Pursuant to a Guaranty Agreement dated July 29, 1996 (the "Subsidiary Guaranty Agreement") among the Guarantor and Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica (the "Subsidiary Guarantors"), and Certificates of Designation dated November 26, 2001, February 1, 2002, December 3, 2002, December 12, 2002, February 6, 2003, March 21, 2003 and June 4, 2003 issued by the Guarantor thereunder, all of the Guarantor's payment obligations under its Guaranties of the New Securities will be unconditionally guaranteed, jointly and severally, by the Subsidiary Guarantors.

        We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Issuer, the Guarantor and the Subsidiary Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Issuer, the Guarantor, the Subsidiary Guarantors and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion, expressed below.

        Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the 6.125% New Notes, 8.625% New Bonds and 7.375% New Notes, in the forms filed as Exhibits 4.2, 4.3 and 4.4, respectively, to the Registration Statement, have been duly executed by the Issuer and the Guarantor and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered by the Issuer and the Guarantor in exchange for an equal principal amount of 6.125% Old Notes, 8.625% Old Bonds and 7.375% Old Notes, respectively, (a) the

New Securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture, (b) the Guaranties of the Guarantor of the New Securities will constitute valid, binding and enforceable obligations of the Guarantor entitled to the benefits of the Indenture and (c) the payment obligations of the Subsidiary Guarantors pursuant to the Subsidiary Guaranty Agreement with respect to the Guarantor's payment obligations under its Guaranties of the New Securities will constitute the valid, binding and unconditional obligations of each Subsidiary Guarantor, enforceable against each Subsidiary Guarantor in accordance with the terms of the Indenture and the Guaranties.

        Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Issuer, the Guarantor or any Subsidiary Guarantor, (a) we have assumed that the Issuer, the Guarantor or such Subsidiary Guarantor, as the case may be, and each other party to such agreement or obligation, has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Issuer, the Guarantor or any Subsidiary Guarantor regarding matters of the federal law of the United States of America or the law of the State of New York), (b) to the extent that Mexican or Delaware law is relevant to such opinions, we have, without having made any independent investigation with respect thereto, assumed the correctness of, and such opinions are subject to any qualifications, assumptions and exceptions set forth in, the opinions of Richards, Layton & Finger, P.A., Delaware counsel to the Issuer, and the General Counsel and Head of the Legal Department of Petróleos Mexicanos, filed as Exhibits 5.1 and 5.3, respectively, to the Registration Statement and (c) such opinions are subject to judicial application of foreign laws or foreign governmental actions affecting creditors' rights.

        The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

        We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption "Validity of Securities," without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours,
CLEARY, GOTTLIEB, STEEN & HAMILTON
By /s/ WANDA J. OLSON Wanda J. Olson, a Partner

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  Exhibit 5.2